Exhibit 99.1

MAYOR’S JEWELERS, INC. PROVIDES UPDATE ON
RESTATEMENT ISSUES

SUNRISE, FL –(BUSINESS WIRE)—December 1, 2004—Mayor’s Jewelers, Inc. (AMEX: MYR) (the “Company”), today reported that it was unable to file its Form 10-Q for the thirteen weeks ended September 25, 2004 by November 30, 2004, as originally anticipated.

The previously announced review of the accounting treatment of certain warrants that were issued by the Company to Henry Birks & Sons Inc. (“Birks”), the Company’s majority stockholder, in connection with Birks’ August 20, 2002 equity investment of $15.05 million in the Company, and later assigned in part to certain individuals affiliated with Birks, is substantially complete. Based on the results of the Company’s review to date, the Company is not announcing any material changes to the financial results for the second fiscal quarter ended September 25, 2004 that the Company reported in its Form 8-K filed with the Securities and Exchange Commission on November 18, 2004 and in the Company’s press release dated November 16, 2004.

During the course of such review, the Company, based on consultations with its current auditors, is reconsidering its original conclusions regarding the allocation of the fair value of the equity investment between the Series A Convertible Preferred Stock (the “Preferred Stock”) and the warrants issued to Birks in connection with the transaction. This reconsideration has not yet been finalized and is being discussed with both the Company’s current and predecessor auditors. As a result, the Company concluded on November 30, 2004, that it will likely be required to restate its previously issued financial statements for the fiscal quarter ended November 2, 2002 and the fiscal year ended March 29, 2003. The Company believes that any restatement resulting from a change in the allocation will not impact the Company’s cash flows, cash positions, net loss or total stockholders’ equity during the affected periods; however, it is likely that any such restatement would impact the loss per share attributable to common stockholders for those periods.

Because the Company and its current and predecessor auditors are continuing their consideration of the allocation of the equity investment attributed to the Preferred Stock and warrants issued to Birks, the Company is unable to file its Quarterly Report on Form 10-Q for the quarter ended September 25, 2004 until such considerations are complete. The continued delay in filing the Quarterly Report may result in Amex initiating delisting proceedings with respect to the Company’s common stock. Under the direction of the Company’s Audit Committee, the Company is working diligently with its current and predecessor auditors to be able to file its second fiscal quarter Form 10-Q on or about December 30, 2004, although there can be no assurance that the Company’s current and predecessor auditors will be able to complete their assessment of the accounting for this transaction, and that the Company will be able to file its Form 10-Q by such date.

On December 1, 2004, the Company was notified that the Securities and Exchange Commission is conducting an informal inquiry regarding the Company. The SEC is primarily requesting documents relating to warrants that were issued by the Company to Birks in connection with Birks’ August 20, 2002 equity investment of $15.05 million in the Company, and that were later assigned in part to certain individuals affiliated with Birks, and other relevant documents. The Company intends to fully cooperate with the Securities and Exchange Commission in response to its request for information.

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 28 total stores; 23 in Florida, five in Georgia. Additional information can be found on Mayor’s Web site, www.mayors.com.

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: the effects of the outcomes of the deliberations discussed above on the Company’s financial statements for the years ended March 29, 2003 and March 27, 2004 fiscal year financial statements, selected quarterly financial data for the quarter ended March 27, 2004 and the reviews of the quarterly financial statements for the quarters ended November 2, 2002, September 27, 2003, December 27, 2003 and June 26, 2004 by KPMG LLP; negative reactions from the Company’s stockholders, creditors or customers to the results of the review and restatement or further delay in providing financial information caused by the review and restatement; the impact and result of any litigation (including private litigation), any action by the American Stock Exchange, or of any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company; the Company’s ability to obtain any necessary waivers from its creditors in the event of a further delay in, or other adverse developments relating to, the restatement; the Company’s ability to manage its operations during and after the financial statement restatement process; the Company’s ability to successfully implement internal controls and procedures that remediate any weakness that is identified to ensure timely, effective and accurate financial reporting; changes in economic conditions; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K, as amended, for the fiscal year ended March 27, 2004. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Several factors, including those identified above, could cause actual events to differ materially from the forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Mayor’s Jewelers, Inc., Sunrise, Florida
John Ball, 954/846-2853 Investor Relations e-mail: jball@mayors.com